Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-92479, 333-43490, 333-48830, 333-72774, 333-122072, 333-122073, 333-129174, 333-136902, 333-136903, 333-148927, and 333-149547) of our reports dated August 18, 2008, with respect to the consolidated financial statements of Cree, Inc. and the effectiveness of internal control over financial reporting of Cree, Inc., included in this Annual Report (Form 10-K) for the year ended June 29, 2008.

/s/  Ernst & Young LLP

Raleigh, North Carolina

August 18, 2008